Exhibit 99.2

Second Quarter Fiscal 2011 Earnings

Conference Call Script

April 28, 2011

Pat Davidson

Good morning and thanks for joining us. Earlier today, we published our second quarter results for fiscal 2011. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website. The audio replay and slide presentation will be available on our website for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. These risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Presenting today for Oshkosh Corporation will be Charlie Szews, President and Chief Executive Officer, and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Charlie.

Charlie Szews

Oshkosh Q2 FY11 Results

Thank you, Pat. Good morning everybody. Let’s get started.

For the quarter, our sales decreased 39% to $1.75 billion, leading to operating income of $132.4 million and earnings per share (“EPS”) of $0.74. Lower sales and earnings compared to the prior year quarter were expected as we delivered nearly 3,000 M-ATVs in the second quarter of fiscal 2010 compared to none in the current quarter. I want to highlight a few points and will then discuss them in more detail a little later in the call. First and foremost, we are proud of the strong performance turned in by JLG in the access equipment segment. While not at pre-recession levels, this segment delivered significantly higher sales to external customers and was solidly profitable in the quarter. I should note that there were no M-ATV related sales in the quarter from this segment to our defense segment. Second, we continued to work hard through a challenging launch of the FMTV program at our Oshkosh Defense factories in the second quarter. Trucks and trailers were still being sold at a low volume during the quarter, but our deliveries have picked up since then. We plan to triple our daily production rate by the end of calendar 2011. And third, we continued to generate positive free cash flow and reduced our debt by another $50 million during the quarter. Let’s take a look at some of the operating highlights.

Please turn to slide 4.

Q2 FY11 Operating Highlights

We talked about JLG beginning to turn the corner on our last call and we believe that has indeed taken place. Orders for the quarter were up significantly, both sequentially from the first quarter and year over year, leading to a 193% increase in backlog to $596 million at March 31. Both orders and backlog are at their highest levels since the recession began. We participated in a very active and lively ConExpo last month in Las Vegas. In fact, many of you listening today attended the show and had the opportunity to experience the excitement first hand as we took you through our access equipment and commercial segment booths. Attendance was the second highest ever for the show with strong order intake during the show. I think all attending would agree that there was an air of confidence, anticipation and excitement from attendees.

The launch of the Family of Medium Tactical Vehicles program is a major activity for our Company. It’s been a challenging ramp up, as our contract included higher technical and quality requirements than the previous FMTV contract. We have implemented production processes that were new to Oshkosh in part to address the new contract requirements and have required our supply base to implement these changes as well. We have resolved most of the initial start-up issues and increased deliveries in April. Next in line is to triple production levels over the remainder of this calendar year due to higher orders than anticipated at the time of our bid, which will cause us to re-arrange our factories and incur additional start-up costs. During the second quarter, our focus on start-up issues and production ramp up caused us to divert resources from our cost reduction teams to our launch team. The net effect is that we incurred start-up losses on the FMTV program in the second quarter and we don’t expect this program to be profitable until fiscal 2012.

We continue to execute on our other defense programs, even as we ramp up the FMTV program. We had a strong quarter of vehicle deliveries under our FHTV program. And, we continued to deliver high volumes of M-ATV parts, as expected. Key orders that we announced during the quarter include 2,080 M-ATV Underbody Improvement Kits that should be delivered by the fourth quarter, as well as an order for 60 of our massive HETs for the United Arab Emirates.

We received a stop work order in the quarter related to our previous award for 250 M-ATV ambulances. This is a development program and the U.S. government is investigating another option for delivery of ambulances into the theater. We continued work at our own expense during the quarter to further refine this product, including successfully completing blast tests on the vehicle at the Aberdeen Proving Grounds earlier this month. We believe our vehicle is the best suited ambulance to serve our troops in Afghanistan. The M-ATV ambulance has unmatched off-road mobility with the ability to carry more patients than other MRAP ambulances and permits much faster and safer ingress and egress of patients on the battlefield, among other benefits. We are pleased with the rapid development of this M-ATV variant, but at this time we have removed this business from our fiscal 2011 sales estimate.

During the quarter, we experienced further deterioration in our businesses serving municipal markets. In particular, our fire & emergency segment experienced very low demand leading to a disappointing operating loss in the segment for the quarter. Adverse product mix and costs to relocate our Oshkosh Specialty Vehicles and Medtec ambulance businesses to our facilities in Florida further contributed to the loss. Our quarterly market share in the fire apparatus market increased slightly compared to the prior year, so that is not a factor in the results. Over the next few months, we will be working to lower our cost structure in the fire & emergency segment to adjust to new lower demand levels which we expect to be sustained for the near term. Industry demand for refuse collection vehicles has also declined due to municipal fiscal challenges. However, we were able to sufficiently reduce our cost structure to allow us to turn a small profit in the commercial segment in the quarter.

In response to escalating commodity costs, we have raised prices in most non-defense businesses in recent months. We generally have been realizing the higher pricing on new orders, especially in our access equipment segment where we believe supplier capacity constraints are beginning to impact overall industry shipments. As a result, we presently believe that across our Company, we will be able to recover most of the commodity cost increases that we expect to incur.

Please turn to slide 5 to review market conditions across our Company.

Market Conditions

Access equipment demand continued to improve in most of our markets in the quarter. Even Europe, which had been lagging the turnaround in other markets around the world, began to show signs of improvement during the quarter. Both Europe and North America are experiencing mainly replacement demand while product penetration and construction-related demand is driving many of our other international markets. We expect the trend for improving access equipment sales to continue through the remainder of fiscal 2011. Our view is based on what we are hearing from our customers, continued improvement in key data points as tracked by Rouse Asset Services and the positive customer interest we experienced at ConExpo. We are also starting to see some smaller rental companies have some success in securing financing for access equipment purchases. I wouldn’t say lenders have opened the flood gates for financing smaller rental companies, but it’s definitely a step in the right direction.

In our defense segment, the long-awaited U.S. fiscal 2011 federal budget was passed earlier this month. Next up for the U.S. government is to pass the fiscal 2012 budget. As a result of the late signing date of the fiscal 2011 federal budget and alternate budget proposals for fiscal 2012 announced by the President and members of Congress, we believe there will continue to be pressure on U.S. defense spending levels that could impact our programs.

We do believe, however, that the passage of the fiscal 2011 federal budget will enable the Department of Defense to move forward on a number of initiatives that we are particularly interested in. Specifically, we now believe that both the U.S. Army and U.S. Marine Corps will launch RFPs for HMMWV recap programs yet this fiscal year. These will likely be multi-year programs to recapitalize a portion of the existing HMMWV fleets. And, we continue our efforts to re-enter the JLTV competition when the RFP for the next phase of that program is issued. We expect the RFP for the Engineering & Manufacturing Development phase of the JLTV program to be issued late this summer or early autumn.

As many of you know, our government customer can order our FHTVs through September of this year under the current contract with deliveries to continue through October 2012. At the Tactical Wheeled Vehicle Conference in February, the FHTV program office announced that it intends to issue a bridge contract to Oshkosh to continue producing FHTVs while it develops a path to compete this program in 2013. At this time, we don’t have more details on what the size of a bridge contract might be, but we do look forward to continuing to produce vehicles under the FHTV program past October 2012. Similarly, we expect to produce both MTVRs and LVSRs for the Marines beyond 2012.

Internationally, we are competing for the Canadian TAPV program, with our proposal due this summer. Additionally, we plan to compete for the Canadian Army’s medium payload truck program, the MSVS. This program has been delayed, but we expect to see an RFP sometime in the next six months. And, we continue to pursue global opportunities for the M-ATV. We remain optimistic about our prospects for selling this great vehicle internationally. However, as we have previously mentioned, the process of selling military vehicles internationally, especially armored military vehicles, can be a long, drawn out affair.

The latest fire apparatus market data showed that the industry continued to hold at an annualized rate of about 3,800 units. However, the latest quarter included several large international orders, including the Ghana order that we received for more than 100 units. Excluding these orders, the market trend would be for an annualized rate closer to 3,600 units. Continued pressure on municipal spending is negatively impacting this market. At this time, we don’t expect to see meaningful improvement in the domestic fire apparatus market in either the remainder of 2011 or 2012. We will continue to combat the weak market conditions by focusing our efforts to grow our domestic market share through new product introductions and strong customer service.

We will also continue to pursue international opportunities. We have had good success internationally with both fire trucks and airport products, and believe we have the right strategies to grow these sales even more.

The RCV market in North America remains down, although not nearly to the extent that we’ve experienced with concrete mixers. Municipalities continue to struggle finding capital for new vehicles. We remain the market leader and have responded by continuing to launch new products, which we expect will drive sales in the future. Recent launches of our lower height Lo-Pro unit and our zero radius ZR Side Loader are doing very well. We are building on this success with additional new products that we will be launching at Waste Expo next month in Dallas. These products are designed specifically to achieve success in our domestic and certain international markets.

As I just mentioned, the domestic concrete mixer market is still not in recovery mode. We really need to see some pick up in residential construction before we would expect to see a pronounced increase in concrete mixer sales.

Interest in CNG-powered vehicles continues to grow. CNG-powered units are attractive as they offer cleaner emissions and reduced dependence on foreign oil. The economics continue to improve as the price of oil has again risen to more than $100 per barrel. We’ve been building and delivering high quality CNG refuse collection vehicles for several years now, but the addition of CNG mixers to our product lineup rounds out our offerings very nicely. Last month at ConExpo was the first time that we have displayed them at a trade show and offered them for sale. We have already received some orders for our CNG concrete mixers.

Last November, I said that we would report on our progress with respect to principal business initiatives each quarter. Let’s turn to slide 6 and we’ll provide an update on our operations initiatives.

Operations Update

We’re making good progress on the facility optimization activities that we discussed on the last call. Manufacturing at Pierce’s Bradenton, Florida facility has been completely reconfigured. We now have fire truck manufacturing at this facility running down one automated manufacturing line. We’ve moved Medtec ambulance production into this facility and are currently ramping up production of that product line. We also moved fabrication of Oshkosh Specialty Vehicles to this facility.

In the access equipment segment, we recently reached agreements with the works councils at our Belgian facility and are getting ready to transfer some of the production to our facility in Romania.

We also made significant progress during the quarter manufacturing our JerrDan car carriers and wreckers at our JLG facilities. Production is back on schedule and we’re starting to build stock units. We’re producing high quality vehicles to help our customers perform their critically important jobs. We’re also on track to realize the savings identified when we put the plan together.

As we stated last quarter, we continue to review our manufacturing footprint across all segments. The FMTV production launch has consumed many of our resources, but we plan to devote more attention to this initiative in the third quarter.

We are continuing to launch the Oshkosh Operating System across the Company. It is our approach to sustain continuous improvement in our facilities, which will be important to our future success.

Of course, we are all still saddened by the tragedy in Japan last month. On the operations front, we have been communicating very actively with our suppliers and business partners who have direct and indirect exposure to Japan. We have experienced some parts shortages particularly related to engines and transmissions. We are working through countermeasures to seek to sustain planned shipments. It is a situation that we continue to monitor.

Please turn to slide 7 and we can talk about some of our industry leading innovations that we expect to drive our future success.

Market Leading Innovations

Another fiscal 2011 initiative for Oshkosh is to continue our market leadership with important new product innovations.

For example, at ConExpo, JLG launched a collection of new products including the new 150 foot Ultra Boom, which is designed to be more transportable than competing products and, at 150 feet, is the largest self-

propelled telescopic boom in the market. This product has been very well received by our customers, as evidenced by the number of orders we received at ConExpo. Likewise, we introduced our 340AJ, which is a 34 foot articulating boom lift with a heavy lifting capacity, and our new compact crawler boom family, which is built in Italy by one of our business partners. Order rates have also been strong for these new products.

As I mentioned, ConExpo saw the introduction of our CNG-powered concrete mixer trucks, an industry first. We have performed several very successful demonstrations of this vehicle already and are beginning to take orders after attendees to our booth were able to see the simple and effective improvements we’ve made using a CNG-powered mixer. With oil prices escalating, some ready mix companies are considering whether to advance their replacement purchase decisions to take advantage of lower operating costs with CNG.

Running almost concurrently with ConExpo was the annual FDIC show, the largest U.S. fire industry show. Pierce again led the way. The star of the show was our new Dash® CF, which adds significant space for the driver and captain, enhances safety and improves serviceability, to name just a few of the improvements we added by dropping the engine and transmission back and between the frame rails. It is the first custom fire chassis designed around the driver and captain to enhance their situational awareness and ability to perform their missions. Additionally, we recently announced our new licensing agreement for North America with Bronto. Bronto is a premier provider of extended reach equipment and will enhance Pierce’s product offerings.

Finally, we continue to innovate in defense. I mentioned our plans for the HMMWV recap, JLTV and the TAPV in Canada, where we have built prototype vehicles and commenced testing of the vehicles. And, we have developed a truly next generation, M-ATV ambulance designed for the most demanding battlefields that is quick to the scene, quick to load patients ergonomically and provides ample space and compartments for medics to care for wounded warriors. This vehicle can also be quickly transformed into a safe troop carrier. We have also begun work to ship several hundred of our Tactical Protector Vehicles, the SandCat, to the Mexican government for use along the U.S.-Mexican border.

Okay, please turn to slide 8 and Dave will take us through a brief discussion of our financial performance for the quarter and our expectations for the remainder of fiscal 2011.

Dave Sagehorn

Thanks, Charlie.

Consolidated Results

Consolidated net sales for the second fiscal quarter were $1.75 billion, a 39.1% decrease compared with the same quarter of last year. Lower M-ATV related sales were the largest driver of our lower revenues in the quarter. We had $249 million of M-ATV related sales in the second fiscal quarter, compared with $1.6 billion in last year’s second fiscal quarter, when we delivered nearly 3,000 M-ATVs units to the DoD.

Sales to external customers in our access equipment segment continued to improve, up 72.7% compared to the prior year quarter. Similar to our first fiscal quarter, orders from external customers nearly doubled, and backlog almost tripled compared to the prior year quarter.

Sales in our fire & emergency segment were down again this quarter, reflecting the challenging municipal spending environment. And, our commercial segment was able to post a small increase in sales compared to the prior year quarter.

Operating income for the quarter was $132.4 million, or 7.6% of sales, compared with $494.3 million, or 17.3% of sales, in the prior year quarter. Lower sales volumes were the largest driver of the decrease in operating income and operating income margin. In our defense segment, we incurred a loss on the FMTV program in the quarter due to start-up expenses of $13.5 million described earlier by Charlie. Separately, we also recorded approximately $15 million of higher revenue and income on an undefinitized contract as a result of cost estimate changes. With no M-ATV related intersegment sales in the quarter, operating income for the access equipment segment reflects only access equipment-related business.

As a reminder, we do have slides highlighting drivers of the financial results for each segment in the appendix of this morning’s slide presentation.

Our tax rate in the quarter was 39.5%. The effective tax rate for the quarter was negatively impacted by unbenefitted losses in certain foreign jurisdictions on lower consolidated income.

EPS for the quarter was $0.74 compared to $3.22 per share in the second quarter of fiscal 2010. The decrease in EPS was largely the result of lower M-ATV volume compared to the prior year quarter.

We also paid down $50 million of debt in the quarter as a result of positive cash flow generation.

Please turn to slide 9 for a discussion of our fiscal 2011 outlook.

Updated Expectations for FY11

We currently believe full year sales for our defense segment will be between $4.1 - $4.2 billion. This is down from our previous estimate range of $4.4 - $4.5 billion. We noted in our last earnings call that some of our estimated fiscal 2011 sales were dependent on the fiscal 2011 U.S. federal budget being signed on a timely basis. The April signing of the federal budget will cause between 700-750 FHTV units included in our prior estimates to slip into fiscal 2012. In addition, we have removed the M-ATV ambulance revenues that were previously included in our fiscal 2011 sales estimates. Partially offsetting these reductions in our sales outlook is an increase in our estimated aftermarket sales, due to receipt of an order for 2,080 M-ATV Underbody Improvement Kits and other aftermarket parts orders.

We continue to believe that full year operating income margins in the defense segment will be in the low double digits. We expect that higher than previously estimated FMTV volume in our third and fourth fiscal quarters at low single digit negative margins will result in significantly lower operating income margins in these quarters compared with the segment’s operating income margin in the second fiscal quarter. We also believe that defense segment operating income margin in our fourth fiscal quarter will be lower than in our third fiscal quarter as FMTV volumes are expected to represent a much larger portion of the segment’s volume.

Another quarter of improved access equipment orders from external customers leads us to be incrementally more positive about the fiscal 2011 prospects for this segment. Sales to external customers in the first half of fiscal 2011 were up more than 50% compared to the prior year. We don’t expect to maintain that pace for the whole year, but we do believe that this segment will achieve strong full year sales gains to external customers.

We continue to believe that operating income margins in this segment, including costs associated with the restructuring actions that we announced in our first fiscal quarter, will be in the low single digits for the full year. We currently believe that restructuring charges and other costs related to these actions will total approximately $13 - $18 million in fiscal 2011, including $11.2 million of costs incurred in the first half of the fiscal year. We expect that these actions will result in approximately $16 million of benefits on an annualized basis.

Due to weak fire truck markets and under-performance in our fire & emergency segment in the second fiscal quarter, we are significantly lowering our expectations for fiscal 2011 results in this segment. While we believe the segment will be profitable in the second half of the year based on scheduled deliveries currently in our backlog, including a few multi-unit international orders, we expect that full year operating income margins will be significantly lower than in fiscal 2010. Also, we expect to incur an additional $5 million of costs in this fiscal year associated with previously announced restructuring actions. We expect these actions and other cost reduction activities to result in annualized benefits of approximately $12 million when fully implemented.

Our outlook for the commercial segment for fiscal 2011 remains similar to our last quarterly earnings call. We expect concrete mixer sales in the U.S. to remain at historically low levels, with expected international sales providing some upside to the U.S. sales outlook. We now believe that RCV sales will be slightly lower compared to fiscal 2010. We continue to believe that operating income margins in this segment will be slightly lower than fiscal 2010, which benefitted from LIFO inventory accounting. Cost reductions implemented earlier this fiscal year are expected to result in $5 million of savings in fiscal 2011, and $7 million on an annualized basis.

I’ll close by noting a few additional items. We believe our corporate expenses will be higher than last year due to investments to support our growth initiatives. We also expect our full year tax rate will approximate 36%. And, we now estimate that our capital expenditures will be approximately $100 -

$110 million and that we will deliver further debt reduction, although the pace of that reduction may be lumpy over the next two quarters.

I’ll turn it back over to Charlie. Please turn to slide 10.

Charlie Szews

Thanks, Dave.

FY11: A Transition Year for OSK

We’ve been talking about fiscal 2011 as a transition year over the past couple of quarters and during investor conferences. We won’t match last year’s record results, but we can transform our business and build a strong foundation for future growth. We are excited about the possibilities that we see, especially in our access equipment segment. Part of our excitement is a result of the opportunities we see for global growth of these products. We’re also pursuing global growth opportunities in our other segments. And, we have a number of opportunities that we are pursuing in our defense segment that would provide solid revenue streams for a number of years.

We have very engaged and active leadership teams and employees across the Company, who have the drive to build on the success the Company has achieved in the face of some very challenging circumstances over the last several years. While it’s true that we still face challenging market conditions in several of our businesses, it’s also true that we offer the most extensive product line-up in nearly all of our markets. And, we’ve set in motion a number of operational improvements across the Company that we believe will enhance our performance going forward. For those of you who own OSK stock, thank you for being loyal holders and thanks to the rest of you for participating with us this morning on the call.

At this time, I’ll turn it back over to Pat and the operator to begin the Q&A.

Pat Davidson

Thanks Charlie. I’d like to remind everyone to limit their questions to one plus a follow-up. After the follow-up, we ask that you get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.